Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated and combined financial statements present (x) our unaudited pro forma consolidated and combined statement of operations for the year ended December 31, 2014, which has been derived from and should be read in conjunction with our audited consolidated and combined historical financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 and (y) our unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2015, which has been derived from and should be read in conjunction with our unaudited consolidated historical financial statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2015, which is incorporated by reference into this prospectus supplement.

On June 1, 2014, The Ensign Group, Inc. (“Ensign”) completed the separation of its healthcare business and its real estate business into two separate and independent publicly traded companies through the distribution of all of the outstanding shares of common stock of CareTrust to Ensign stockholders on a pro rata basis (the “Spin-Off”). Ensign stockholders received one share of CareTrust common stock for each share of Ensign common stock held at the close of business on May 22, 2014, the record date for the Spin-Off. The Spin-Off was effective from and after June 1, 2014, with all of the outstanding shares of our common stock distributed to Ensign stockholders on a pro rata basis on June 2, 2014. To govern our relationship with Ensign after the Spin-Off, we entered into, among others: (1) a separation and distribution agreement setting forth the mechanics of the Spin-Off, certain organizational matters and other ongoing obligations of Ensign and CareTrust; (2) the triple-net long-term leases for properties leased to affiliates of Ensign (“Ensign Master Leases”); (3) an agreement pursuant to which Ensign and CareTrust agreed to make certain business opportunities available to each other during the one-year period following the Spin-Off (which has now expired); (4) an agreement relating to tax matters; (5) an agreement pursuant to which Ensign provides certain administrative and support services to CareTrust on a transitional basis (which has now expired); and (6) an agreement relating to employee matters.

We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with the taxable year ended December 31, 2014. In order to comply with certain REIT qualification requirements, on October 17, 2014, our board of directors declared a dividend, the “Special Dividend”, which represents the amount of accumulated earnings and profits allocated to CareTrust as a result of the Spin-Off. The Special Dividend was paid on December 10, 2014, to stockholders of record as of October 31, 2014, in a combination of both cash and stock. The cash portion totaled $33.0 million and the stock portion totaled $99.0 million. We issued 8,974,249 shares of common stock in connection with the stock portion of the Special Dividend.

In connection with and prior to the Spin-Off, we entered into several financing transactions. The financing transactions include, among other things, (1) the issuance by CTR Partnership, L.P. (the “Operating Partnership”) and CareTrust Capital Corp. of $260.0 million of senior unsecured notes payable, the “Notes”, and (2) the incurrence of approximately $50.7 million of additional secured mortgage indebtedness on ten of our properties (collectively, the “Financing Transactions”). We used a portion of the net proceeds from the offering of the Notes to make a transfer to Ensign in order for Ensign to repay certain indebtedness, pay trade payables and, subject to the approval of Ensign’s board of directors, pay up to eight regular quarterly dividends. The Spin-Off, the Special Dividend and the Financing Transactions are collectively referred to herein as the “Transactions.”

On July 1, 2015, we acquired the 70-unit/115 bed Bristol Court Assisted Living memory care facility located in St. Petersburg, Florida for approximately $8.5 million (the “Bristol Court Acquisition”). In connection with the Bristol Court Acquisition, we entered into a long-term, triple net lease with Better Senior Living Consulting, LLC, which assumed operations of the facility effective as of July 1, 2015. Also on July 1, 2015, we acquired the Shamrock Nursing and Rehabilitation Center, a 105-bed skilled nursing facility located in Dublin, Georgia for approximately $8.3 million (the “Shamrock Acquisition” and together with the Bristol Court Acquisition, the “Recent Acquisitions”). In connection with the Shamrock Acquisition, we entered into a long-term, triple net lease with Trillium Healthcare Group, LLC, which assumed operations of the facility effective as of July 1, 2015.

On August 18, 2015, we completed an underwritten public offering of 16.33 million newly issued shares of our common stock pursuant to an effective registration statement (the “Offering”). We received net proceeds, before expenses, of $163.7 million from the Offering.

On October 1, 2015, we completed the acquisition of a 14-facility skilled nursing and assisted living portfolio for approximately $177 million (the “Liberty Acquisition”). In connection with the Liberty Acquisition, we entered into a long-term, triple-net lease with Pristine Ohio Holdings, LLC and its subsidiaries, which assumed operations of the facility effective as of October 1, 2015.

The unaudited pro forma consolidated and combined statement of operations for the year ended December 31, 2014 gives effect to (w) the Transactions, including: (1) the full amount of rental income that would have been payable pursuant to the Ensign Master Leases (had they been in effect for the entire period); (2) the distribution of 22,435,938 shares of CareTrust common stock by Ensign to Ensign stockholders in the Spin-Off; (3) the offering of $260.0 million aggregate principal amount of the Notes; (4) the transfer to Ensign of approximately $220.8 million of proceeds from the issuance of the Notes in order for Ensign to repay certain indebtedness, pay trade payables and, subject to the approval of Ensign’s board of directors, pay up to eight regular quarterly dividends; (5) the incurrence of an additional $50.7 million of secured mortgage indebtedness, and the anticipated interest expense related thereto; and (6) the elimination of income tax provisions in conjunction with the election of REIT status, (x) the Recent Acquisitions, and (y) the Liberty Acquisition and the Offering and the use of net proceeds therefrom to fund a portion of the purchase price of the Liberty Acquisition and to pay related fees and expenses. We used borrowings under our new unsecured credit facility to fund the remaining portion of the purchase price of the Liberty Acquisition. The unaudited pro forma consolidated financial data for the nine months ended September 30, 2015 gives effect to (x) the Recent Acquisitions, and (y) the Liberty Acquisition and the Offering and the use of net proceeds therefrom.

The unaudited pro forma consolidated and combined statement of operations for the year ended December 31, 2014 and nine months ended September 30, 2015 assumes the Transactions, the Recent Acquisitions, the Liberty Acquisition and the Offering and the use of net proceeds therefrom occurred on January 1, 2014. The pro forma financial data is not necessarily indicative of what our actual results of operations would have been as of the date and for the periods indicated if we had been a separate, stand-alone company during the periods presented, nor does it purport to represent our future financial condition or results of operations. A pro forma balance sheet is not included as of September 30, 2015, as all of the previously discussed transactions were reflected on the balance sheet as of September 30, 2015.

The unaudited pro forma consolidated and combined financial data assumes that 100% of taxable income has been distributed and that all relevant REIT qualifying tests, as dictated by the Internal Revenue Code of 1986, as amended, and the Internal Revenue Service rules and interpretations, were met for the entire year.

The unaudited pro forma consolidated and combined financial data was prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma consolidated and combined financial data. The unaudited pro forma consolidated and combined financial data is presented for illustrative purposes only and does not purport to reflect the results we may achieve in future periods or the historical results that would have been obtained had the Transactions, the Recent Acquisitions, the Liberty Acquisition and the Offering and the use of net proceeds therefrom been completed on January 1, 2014. The unaudited pro forma consolidated and combined financial data also does not give effect to any anticipated synergies, operating efficiencies or cost savings that may result from the Transactions, the Recent Acquisitions, the Liberty Acquisition or the Offering and the use of net proceeds therefrom which generally would be reflected in general and administrative expenses.

The actual results reported in periods following the Transactions, the Recent Acquisitions, the Liberty Acquisition and the Offering and the use of net proceeds therefrom may differ significantly from those reflected in the unaudited pro forma consolidated and combined financial data for a number of reasons, including inaccuracy of the assumptions used to prepare this statement of operations. See “Risk Factors,” “Statement Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014 and our subsequent filings with the SEC for a discussion of matters that could cause our actual results to differ materially from those contained in the unaudited pro forma consolidated and combined financial data.

CARETRUST REIT, INC.

PRO FORMA CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Year Ended December 31, 2014
	Historical	Pro Forma Adjustments For			Note	Subtotal	Pro Forma Adjustments For Liberty Acquisition and Offering	Note	Pro Forma
		Transactions	Note	Recent Acquisitions
Revenues:
Rental income	$51,367	$4,772	(1)	$1,515	(4)	$57,654	$17,023	(7)	$74,677
Tenant reimbursements	4,956			22	(4)	4,978	1,300	(7)	6,278
Independent living facilities	2,519					2,519			2,519
Interest and other income	55					55			55

Total revenue	58,897	4,772		1,537		65,206	18,323		83,529

Expenses:
Depreciation and amortization	23,000	(1,904)	(2)	421	(5)	21,517	4,410	(8)	25,927
Interest expense	21,622	3,746	(3)	400	(6)	25,768	319	(9)	26,087
Loss on extinguishment of debt	4,067					4,067			4,067
Property taxes	4,956			22	(4)	4,978	1,300	(7)	6,278
Acquisition costs	47					47			47
Independent living facilities	2,243					2,243			2,243
General and administrative	11,105					11,105			11,105

Total expenses	67,040	1,842		843		69,725	6,029		75,754

Net (loss) income	$(8,143)	$2,930		$694		$(4,519)	$12,294		$7,775

(Loss) earnings per share:
Basic	$(0.36)					$(0.20)			$0.20

Diluted	$(0.36)					$(0.20)			$0.20

Weighted-average shares outstanding:
Basic	22,788					22,788	16,330	(10)	39,118

Diluted	22,788					22,788	16,330	(10)	39,118

See accompanying notes to unaudited pro forma consolidated and combined statement of operations.

CARETRUST REIT, INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Nine Months Ended September 30, 2015
	Historical	Pro Forma Adjustments For Recent Acquisitions	Note	Subtotal	Pro Forma Adjustments For Liberty Acquisition and Offering	Note	Pro Forma
Revenues:
Rental income	$45,869	$757	(4)	$46,626	$12,767	(7)	$59,393
Tenant reimbursements	3,866	11	(4)	3,877	975	(7)	4,852
Independent living facilities	1,868			1,868			1,868
Interest and other income	716			716			716

Total revenue	52,319	768		53,087	13,742		66,829

Expenses:
Depreciation and amortization	17,093	210	(5)	17,303	3,307	(8)	20,610
Interest expense	19,111	200	(6)	19,311	239	(9)	19,550
Property taxes	3,866	11	(4)	3,877	975	(7)	4,852
Independent living facilities	1,778			1,778			1,778
General and administrative	5,440			5,440			5,440

Total expenses	47,288	421		47,709	4,521		52,230

Net income	$5,031	$347		$5,378	$9,221		$14,599

Earnings per share:
Basic	$0.14			$0.16			$0.31

Diluted	$0.14			$0.16			$0.31

Weighted-average shares outstanding:
Basic	33,916			33,916	13,698	(10)	47,614

Diluted	33,916			33,916	13,698	(10)	47,614

See accompanying notes to unaudited pro forma consolidated and combined statement of operations.

CARETRUST REIT, INC.

NOTES TO UNAUDITED PRO FORMA

CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands)

Pro Forma Adjustments—Statement of Operations

(1)	Reflects the additional amount of rental income from subsidiaries of Ensign that would have been payable to CareTrust pursuant to the Ensign Master Leases (had they been in effect for the period) for properties of Ensign Properties, the predecessor of CareTrust, that were previously leased under intercompany lease agreements.

(2)	Represents the adjustment to depreciation expense for certain equipment, furniture and fixtures that were not transferred to CareTrust. Depreciation expense for equipment, furniture and fixtures is calculated on a straight-line basis over its estimated useful life, which is generally five years.

(3)	The pro forma adjustment represents the difference between the pro forma amount based on the below amounts and the historical amount:

Pro Forma For the Year Ended December 31, 2014
The Notes	$15,275
Unused revolving credit facility fee	750
Mortgage notes	5,470
Amortization of new and existing loan fees	2,212
Loss on settlement of interest rate swap	1,661

Interest expense	$25,368

The loss on settlement of interest rate swap resulted from the early retirement of the senior secured term loan that was paid off at the Spin-Off.

(4)	Reflects the rental income, tenant reimbursement, and property taxes from the Recent Acquisitions.

(5)	Reflects depreciation expense on the Recent Acquisitions. Depreciation expense for real estate investments is calculated on a straight-line basis over its estimated useful life, which is generally 40 years. We are in the process of completing the purchase price allocations associated with these acquisitions. Once finalized, the amount of depreciation and amortization expense associated with these assets will be based on the final allocation and established lives.

(6)	Reflects additional interest due to amounts borrowed to fund the Recent Acquisitions.

(7)	Reflects the rental income, tenant reimbursement, and property taxes from the Liberty Acquisition.

(8)	Reflects depreciation expense on the Liberty Acquisition. Depreciation expense for real estate investments is calculated on a straight-line basis over its estimated useful life, which is generally 40 years. We are in the process of completing the purchase price allocations associated with these acquisitions. Once finalized, the amount of depreciation and amortization expense associated with these assets will be based on the final allocation and established lives.

(9)	Reflects additional interest expense due to amounts borrowed under our credit facility to fund a portion of the Liberty Acquisition.

(10)	Reflects the additional shares issued on a weighted average basis as a result of the Offering.